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                                                                    Exhibit 10.5

[ATARI LOGO]
Atari,Inc.
417 5th Avenue
New York, NY 10016
www.atari.com
                             DISTRIBUTION AGREEMENT

The following terms and conditions comprise the agreement ("Agreement") between Atari, Inc. ("Atari") with offices at 417 Fifth Avenue, New York, 10016 and Humongous, Inc. ("Publisher") with offices at 417 Fifth Avenue, New York, 10016, by which Atari shall distribute computer programs published or created by Publisher. This Agreement shall be effective as of the 22nd day of August, 2005.

1.    Publisher:              Humongous, Inc.

2.    Key Contacts:           (Atari)
                              Frederic Chesnais, Chief Executive Officer, with a copy to General Counsel, Humongous, Inc.
                              (Publisher)

3.    Executive Contacts:     Ezra Chen (Atari)
                              Alyssa Padia (Publisher)

4. Grant of Rights: Atari shall have the exclusive right to distribute all Software Packages owned or controlled by Publisher throughout the Territory in the Channels of Distribution (as defined below).

5.    Definitions:

      a. "Atari Net Cost" means Net Revenues, as defined below, less the Marketing Development Fund.

      b. "Manufacturing Costs" means the costs of manufacturing and packaging for the Software Packages, including license fees, royalties and other consideration payable to platform manufacturers (e.g., Sony, Nintendo, and Microsoft), shipping and handling, insurance, and customs and brokerage fees.

      c. "Marketing Development Fund" or "MDF" means the net dollar amount credited to Atari for costs associated with the marketing, merchandising, distribution, and inventory maintenance and management of each Title. The MDF for each title shall be equal to fifteen percent (15%) of Net Revenues.

      d. "Returns" means defective, overstock and other returns and markdowns, price protection and the like given in lieu of returns and/or price reductions given to customers.

      e. "Software Packages" means Titles on CD-ROM or DVD-ROM, along with any applicable manuals.

      f. "Net Revenues" means the actual amounts received by Atari for sale or sublicensing of the Software Packages set forth on Exhibit A hereto, i.e. gross revenue less only Returns (in accordance with the provisions of Section 8(b) below).

      g. "Titles" means the computer programs later named in Exhibit A or in addenda substantially similar to Exhibit A. The platform(s) for each Title shall also be set forth on the applicable addendum.

6. Term: The term of this Agreement shall commence on the date first written above and shall continue until March 31, 2006, provided that Publisher shall have the option, via notice to Atari no later than February 15, 2006, to extend the term for an additional one-year period, through March 31, 2007, on the same terms and conditions (the "TERM"). The Term may be extended for one or more additional one (1) year periods via a mutually executed amendment to this Agreement. The three (3) month sell-off period shall commence as of the earlier expiration of this Agreement or upon notice of termination. Upon

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      expiration or earlier termination of this Agreement, Atari may return unsold Software Packages to Publisher for full credit.

7.    Compensation and Price Protection:

      a. For each Software Package in a Jewel Case, in lieu of making any other payment to Publisher, Atari shall pay Publisher the ATARI NET COST OF $3.00.

      b. In the event that Publisher reduces the Standard Wholesale Price of a Title or it offers Titles to other customers outside of the Territory at a price lower than the Standard Wholesale Price, Publisher shall immediately offer that reduced price to Atari. In addition, Publisher shall promptly credit Atari's account for the difference between the Standard Wholesale Price charged to Atari and the reduced price for each Software Package either held in inventory by Atari or shipped by Atari to the Channels of Distribution and not yet sold-through on the date the reduced price is first offered ("Price Protection").

8.    Payment of Compensation:

      a. Atari shall pay Publisher the Atari Net Cost for all Software Packages set forth in the applicable addendum.

      b. Atari shall pay Publisher the Atari Net Cost thirty (30) days after the end of each calendar month for all Software Packages shipped to customers during that month. Such Atari Net Cost shall be calculated on the basis of the gross revenue generated during the applicable month, less a provisional reserve (not to exceed twenty percent (20%) of the gross amounts invoiced with respect to such month by Atari for sale or sublicensing of the Software Packages) for Returns, such reserve to be liquidated upon receipt of final data with respect to the applicable Software Packages from customers, and in any event not later than thirty (30) days after the expiration or earlier termination of the Term.

      c. If, for any reason, a credit balance or portion of a credit balance exists for a period of thirty (30) days in favor of Atari, or on expiration or earlier termination of this Agreement, Publisher shall immediately reimburse Atari the credit balance or remaining portion of the credit balance.

9. Promotional copies: A minimum of fifty (50) units of each Software Package, not for resale, without compensation.

10.   Shelf Price: Retailers shall have the discretion to set the shelf price.

11.   Reports and Orders:

      a. Atari shall provide a report to Publisher twice a month detailing Atari's sell-in numbers, warehouse inventory and sell-through data and field inventory to the extent available.

      b. Atari shall manage inventory of the Software Packages on Publisher's behalf, including placement of orders for PC, Sony PS2 and Nintendo GBA Software Packages with the applicable manufacturer upon instructions from Publisher. Publisher shall be responsible for paying (or, in the case of Sony PS2 Software Packages, for reimbursing Atari for) all manufacturing costs incurred with respect to such Software Packages.

      c. Upon expiration or earlier termination of this Agreement, all title to any unsold Software Packages shall pass to Publisher.

12. Channels of Distribution: shall mean all traditional wholesale and retail channels including without limitation, online sales, but expressly excluding stadium sales and sports-related specialized retail (the "CHANNELS OF DISTRIBUTION").

13. Title and Risk of Loss. All Software Packages shall be shipped from the applicable manufacturer at Publisher's cost, FOB Atari's warehouse. Risk of loss and title for Software Packages shall pass to Atari

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from Publisher upon delivery to Atari's designated warehouse. For Software
Packages returned to Atari by Atari's customers, for which title has passed to those customers, title will pass from the Atari's customer to Atari upon return to Atari. Title to all Software Packages sold by Atari to Publisher in the context of the sale of assets of August 2005 is hereby re-transferred by Publisher to Atari, to remain with Atari until sold to customers or returned to Publisher. Risk of loss will remain with Atari until re-delivery to Publisher of returned Software Packages.

14. Territory: Canada, the United States (including its territories, possessions and foreign military bases) and Mexico.

15. Returns and replacements:

      a. Subject to Section 8(b), any Software Package that is damaged or contains a manufacturing defect may be returned by Atari to Publisher.

      b. Subject to Section 8(b), Atari shall have the right to return all or a portion of the Software Packages of any Title at any time for a full refund of the Atari Net Cost paid for those Software packages.

      c. If Publisher introduces a new version (other than a sequel) of a previously released Title, at its option, Atari may exchange Software Packages of that Title with Publisher.

      d. Atari shall bear the freight expenses from Atari's warehouse for the return of the Software Packages.

      e. For any Software Packages returned, Atari shall request, in writing, a return merchandise authorization number ("RMA") from Publisher. Publisher shall provide an RMA within five (5) days of receipt of that written request.

16. Advertising: Advertising shall be the responsibility and at the discretion of Publisher. In the event that Publisher approves advertising to be conducted by an Atari customer, the costs associated with such advertising shall be passed through from Atari's customer to Atari and shall then be deducted from amounts owed by Atari to Publisher.

17. Confidentiality: During the Term of this Agreement, each party will have access to, and may become acquainted with, certain confidential information relating to merchandising, distribution and financial arrangements with the other party. Both parties agree that they shall not, until the later of the expiration of the Term of this Agreement or until such time as the information is made public either directly or indirectly, by the party originally responsible for disclosing the information to the other party, make known to any person, firm or corporation other than a party to this agreement, any of the foregoing information. These obligations shall not apply to any information which is required to be disclosed in the context of an administrative, regulatory or Judicial process or review.

18. Product Technical Support: Except in the case of the Existing Inventory (as defined in the Humongous Asset Purchase Agreement (as defined below)), retail consumer product technical support will be provided by Publisher.

19. Cure Provision: In the event one party is in breach of this Agreement, upon notice of that breach to be sent in duplicate by hand, overnight courier or certified mail, return receipt requested, to its Key Contact and Executive Contact, the party shall have thirty (30) days from receipt to cure its breach in all material respects. In the event the breaching party fails to cure that breach within that time period, the non-breaching party shall have the right to immediately terminate this Agreement on written notice.

20. Indemnification and Warranties:

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      (a) Publisher Representations and Warranties. Publisher represents and warrants (i) that it has the right to enter into this Agreement; (ii) it is duly incorporated, valid and existing, in good standing under the laws of the jurisdiction in which it was incorporated; and (iii) that it has all necessary rights to the intellectual property rights and all related rights to the Titles and Software Packages; (iv) that the Titles and software packages do not infringe any intellectual property rights of third parties; (v) that it has the unencumbered right to supply the Titles and Software Packages to Atari as a distributor; (vi) that the Titles and Software Packages shall perform in all material respects as advertised and warranted to and users. The representations and warranties set forth in subsections (iv), (v) (solely to the extent that it relates to an Encumbrance (as defined in the Humongous Asset Purchase Agreement)) and (vi) of this Section 20(a) shall not apply to (x) any of the Existing Inventory (as defined in the Humongous Asset Purchase Agreement) or (y) the "Backyard Football 2006" and "Backyard Skateboarding 2006" Titles and Software Packages.

      (b) Indemnification by Publisher. Publisher hereby indemnifies, defends and holds harmless Atari, and its officers, directors, employees, agents, suppliers, customers, contractors, vendors and sublicensees from against any liability, including personal injury and product liability claims or actions, and expense (including reasonable attorneys' fees) suffered or incurred by any of them arising out of any third party demand, claim, or legal proceedings containing allegations that, if true, would constitute a breach by Publisher of its representations and warranties. Atari shall promptly notify Publisher of any such claim and shall provide reasonable cooperation to Publisher in connections with its defense thereof and response thereto. Atari will have the right to participate in the defense of the claim with separate counsel of its own choice at its own expense; provided to Publisher will be liable for the reasonable, documented, out-of-pocket fees and expenses of counsel employed by Atari for any period during which Publisher has failed to assume the proper defense of the claim. Publisher agrees that it shall not enter into any final settlement without prior written authorization from Atari.

      (c) Atari Representations and Warranties. Atari represents and warrants
(i) that it has the right to enter into this Agreement; (ii) it is duly incorporated, valid and existing, in good standing under the laws of the jurisdiction in which it was incorporated.

      (d) Indemnification by Atari. Atari hereby indemnifies, defends and holds harmless Publisher, and its officers, directors, employees, agents, suppliers, customers, contractors, vendors and sublicensees, from and against any liability (including reasonable attorneys' fees) suffered or incurred by any of them arising out of any third party demand, claim, or legal proceedings containing allegations (i) that, if true, would constitute a breach by Atari of any of its representations and warranties or (ii) otherwise in connection with the distribution of the Titles or Software Packages by Atari (except to the extent covered by Publisher's indemnification, as provided in Section 20(b)). Publisher shall promptly notify Atari of any such claim and shall provide reasonable cooperation to Atari in connection with its defense thereof and response thereto. Publisher will have the right to participate in the defense of the claim with separate counsel of its own choice at its own expense; provided that Atari will be liable for the reasonable, documented, out-of-pocket fees and expenses of counsel employed by Publisher for any period during which Atari has failed to assume the proper defense of the claim,. Atari agrees that it shall not enter into any final settlement without prior written authorization from Publisher.

21. Warranty Disclaimer. The parties acknowledge and agree that the economic provisions of this Agreement were negotiated with the understanding that Publisher would offer Atari no warranty with respect to the Titles or Software Packages except as otherwise expressly stated in this Agreement. ACCORDINGLY, EXCEPT AS OTHERWISE SPECIFICALLY SET FORTH IN THIS AGREEMENT, PUBLISHER MAKES NO WARRANTIES WITH RESPECT TO THE TITLES OR SOFTWARE PACKAGES, OR AS TO SERVICE TO ATARI OR TO ANY OTHER PERSON. TO THE EXTENT PERMITTED BY APPLICABLE LAW, PUBLISHER EXPRESSLY DISCLAIMS ALL IMPLIED WARRANTIES, INCLUDING THOSE OF MERCHANTABILITY AND FITNESS FOR A

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      PARTICULAR PURPOSE. PUBLISHER DOES NOT PROMISE THAT THE PUBLISHER PRODUCTS
      WILL BE ERROR OR BUG FREE OR OPERATE WITHOUT INTERRUPTION.

22. Limitation of Liability. Neither party shall be liable to the other party for any of its incidental, consequential, special or punitive damages arising out of this Agreement or its termination, or the breach of any of its provisions, whether for breach of warranty or any obligation arising therefrom or otherwise, whether liability is asserted in contract or tort (including negligence and strict product liability), and irrespective of whether the parties have been advised of the possibility of any such loss or damage or any remedy specified in this Agreement fails of its essential purpose. For the avoidance of doubt, the foregoing shall not limit the indemnification obligations of either party for third party claims.

23. Miscellaneous: Paragraphs 5, 8, 10, 13, 15, 17, 20, 21, 22 and 23 shall survive the expiration of the Term or earlier termination of this Agreement. Wherever the terms of this agreement and those in an addendum for a particular Title shall conflict, the terms of that addendum shall control with respect that Title. "Sale" is a term of art for the lawful licensure of software to end users; nothing contained in this Agreement shall be deemed to imply that any intellectual-property rights of Publisher in its Titles shall be transferred to end users or Atari. Neither party may assign this Agreement in whole or in part without the prior express written agreement of the other party. This Agreement shall be binding upon the successors and permitted assigns of both parties. Either party may immediately terminate this Agreement if (i) a receiver is appointed for the other party or its property; (ii) the other party becomes insolvent or unable to pay its debts as they mature, or makes an assignment for the benefit of its creditors; (iii) the other party seeks relief or if proceedings are commenced against the other party or on its behalf under any bankruptcy, insolvency or debtor's relief law, and those proceedings have not been vacated or set aside within sixty (60) days from the date of their commencement; or (iv) if the other party is liquidated or dissolved. The enforcement by either party of its rights under this Agreement shall not derogate the rights which the other party may have at law or equity. This agreement, together with the asset purchase agreement between the parties with respect to the Humongous intellectual property and certain related assets, of even date herewith (the "HUMONGOUS ASSET PURCHASE AGREEMENT"), sets forth the entire understanding between the parties with respect to its subject matter, superseding all prior understandings with respect to that subject matter; it may only be amended by both parties in writing. Any notice which either party is required to give under this Agreement shall be given in writing to the other at its address set forth above and, if to Atari, a copy shall be sent to the attention of the Senior Vice President, Business & Legal Affairs. All notices shall be sent by hand or mailed, postage prepaid, by registered, express or certified mail, return receipt requested, or by any nationally-recognized private express courier. Copies of notices may be sent by facsimile or electronic mail for information purposes only. Notices shall be deemed given on the day of delivery. No waiver of any default or breach of this Agreement by either party shall be deemed a waiver of any other breach or default. This Agreement shall be interpreted under the laws of the state of New York, and the parties submit to the exclusive jurisdiction of the courts of the state of New York, New York County, including the federal courts located there, without regard to its choice-of-law rules. If any provision shall be held to be illegal, void or unenforceable, such provision shall be ineffective only to the extent of such illegality, voidness or unenforceability, and shall be replaced by an enforceable provision that most nearly achieves the intent and economic effect of the unenforceable provision. All remaining provisions of this Agreement will continue in full force and effect. Both parties are independent contractors and nothing in this agreement is deemed to create a partnership or joint venture. Neither party may obligate or bind the other with respect to any third party transaction without the other's prior written consent.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

Atari, Inc.

By: /s/ Jeffrey B. Kempler
    -------------------------
    Name: Jeffrey B. Kempler
    Title: Senior Vice President, Business and Legal Affairs
           Atari, Inc.

Humongous, Inc.

By: /s/ Frederic Chesnais
    -------------------------
Its: CEO